As Filed With the Securities And Exchange Commission on August 16, 2006
Registration No. 333-120726

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Valero L.P.
(Exact Name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	4610 (Primary Standard Industrial Classification Code Number)	74-2956831 (I.R.S. Employer Identification No.)

One Valero Way
San Antonio, Texas 78249
(210) 345-2000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrants’ Principal Executive Offices)
Curtis V. Anastasio
President and Chief Executive Officer
Valero GP, LLC
One Valero Way
San Antonio, Texas 78249
(210) 345-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code of Agent for Service)

Copies To:

John A. Waston, Esq. Fulbright & Jaworski, L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 (713) 651-5151	Gislar Donnenberg, Esq. Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of Kaneb Pipe Line Partners, L.P., or Kaneb Partners, with a subsidiary of the Registrant pursuant to the Agreement and Plan of Merger by and among the Registrant, Kaneb Partners and the other parties thereto described in the enclosed document.
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-120726

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-120726 is filed solely to correct a clerical error with respect to Exhibit 8.3a, which was originally filed as an Exhibit to Post-Effective Amendment No. 1 on July 7, 2005. In accordance with Section 462(d) of the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1	Agreement and Plan of Merger, dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, Valero L.P. Sub A LLC and Kaneb Services LLC (attached as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

2.2	Agreement and Plan of Merger, dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, Valero L.P. Sub B LLC, Kaneb Pipe Line Partners, L.P. and Kaneb Pipe Line Company LLC (attached as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement).

5.1	Opinion of Bradley C. Barron, Esq. as to the legality of the securities.*

8.1	Opinion of Andrews Kurth LLP as to certain tax matters.*

8.1a	Opinion of Andrews Kurth LLP as to certain tax matters.*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

8.2a	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

8.3	Opinion of Fulbright & Jaworski L.L.P. as to certain tax matters.*

8.3a	Opinion of Fulbright & Jaworski L.L.P. as to certain tax matters.

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of KPMG LLP for Kaneb Services.*

23.3	Consent of KPMG LLP for Kaneb Partners.*

23.4	Consent of Bradley C. Barron, Esq. (included in opinion filed as Exhibit 5.1).*

23.5	Consent of Andrews Kurth LLP (included in opinion filed as Exhibit 8.1).*

23.5a	Consent of Andrews Kurth LLP (included in opinion filed as Exhibit 8.1a).*

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in opinion filed as Exhibit 8.2).*

23.6a	Consent of Wachtell, Lipton, Rosen & Katz (included in opinion filed as Exhibit 8.2a).*

23.7	Consent of Fulbright & Jaworski (included in opinion filed as Exhibit 8.3).*

23.7a	Consent of Fulbright & Jaworski (included in opinion filed as Exhibit 8.3a).

24.1	Powers of Attorney (included on signature page hereto).*

99.1	Form of Proxy for Holders of Valero L.P. common units.*

99.2	Form of Proxy for Holders of Kaneb Partners units.*

99.3	Form of Proxy for Holders of Kaneb Services common shares.*

99.4	Consent of Credit Suisse First Boston LLC.*

99.5	Consent of Raymond James & Associates, Inc.*

99.6	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.*

*	Previously filed.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Valero L.P. has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, State of Texas, on the 16th day of August, 2006.

VALERO L.P.

By:	RIVERWALK LOGISTICS, L.P.
its general partner

	By:	VALERO GP, LLC
its general partner

	By:	/s/ Curtis V. Anastasio
	Name:	Curtis V. Anastasio
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title
*	Chairman of the Board and Director
William E. Greehey

President, Chief Executive Officer
*	and Director
Curtis V. Anastasio	(Principal Executive Officer)

Senior Vice President and Chief
*	Financial Officer
Steven A. Blank	(Principal Financial Officer)

*	Vice President and Controller
Clayton E. Killinger	(Principal Accounting Officer)

*	Director
Dan J. Hill

*	Director
William R. Klesse

*	Director
Gregory C. King

*	Director
H. Frederick Christie

*	Director
Rodman D. Patton

*	Director
Robert A. Profusek

*By:	/s/ Bradley C. Barron
Bradley C. Barron
ATTORNEY-IN-FACT

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, Valero L.P. Sub A LLC and Kaneb Services LLC (attached as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

2.2	Agreement and Plan of Merger, dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, Valero L.P. Sub B LLC, Kaneb Pipe Line Partners, L.P. and Kaneb Pipe Line Company LLC (attached as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement).

5.1	Opinion of Bradley C. Barron, Esq. as to the legality of the securities.*

8.1	Opinion of Andrews Kurth LLP as to certain tax matters.*

8.1a	Opinion of Andrews Kurth LLP as to certain tax matters.*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

8.2a	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

8.3	Opinion of Fulbright & Jaworski L.L.P. as to certain tax matters.*

8.3a	Opinion of Fulbright & Jaworski L.L.P. as to certain tax matters.

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of KPMG LLP for Kaneb Services.*

23.3	Consent of KPMG LLP for Kaneb Partners.*

23.4	Consent of Bradley C. Barron, Esq. (included in opinion filed as Exhibit 5.1).*

23.5	Consent of Andrews Kurth LLP (included in opinion filed as Exhibit 8.1).*

23.5a	Consent of Andrews Kurth LLP (included in opinion filed as Exhibit 8.1a).*

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in opinion filed as Exhibit 8.2).*

23.6a	Consent of Wachtell, Lipton, Rosen & Katz (included in opinion filed as Exhibit 8.2a).*

23.7	Consent of Fulbright & Jaworski (included in opinion filed as Exhibit 8.3).*

23.7a	Consent of Fulbright & Jaworski (included in opinion filed as Exhibit 8.3a).

24.1	Powers of Attorney (included on signature page hereto).*

99.1	Form of Proxy for Holders of Valero L.P. common units.*

99.2	Form of Proxy for Holders of Kaneb Partners units.*

99.3	Form of Proxy for Holders of Kaneb Services common shares.*

99.4	Consent of Credit Suisse First Boston LLC.*

99.5	Consent of Raymond James & Associates, Inc.*

99.6	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.*

*	Previously filed.